                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53457



                       SENSORMATIC ELECTRONICS CORPORATION

         SUPPLEMENT NUMBER ELEVEN TO PROSPECTUS DATED DECEMBER 20, 1999

                  This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic" or the "Company"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000, Supplement Number Three dated February 15, 2000, Supplement Number Four dated April 6, 2000, Supplement Number Five dated May 10, 2000, Supplement Number Six dated May 30, 2000, Supplement Number Seven dated June 21, 2000, Supplement Number Eight dated July 11, 2000, Supplement Number Nine dated July 26, 2000 and Supplement Number Ten dated November 17, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

                  The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.


--------------- --------------------------------- ----------------------------------------- ---------------------------------------
                            Comon Stock                        Depositary Shares               6 1/2% Convertible Preferred Stock
--------------- --------------------------------- ----------------------------------------- ---------------------------------------
                                          Bene-                                     Bene-                                 Bene-
                                         ficially                                  ficially                               ficially
                                         Owned                                     Owned                                  Owned
                  Beneficially   Offered After         Beneficially       Offered  After         Beneficially    Offered  After
Name of Selling  Owned Prior to    for   This          Owned Prior          for    This          Owned Prior       for    This
Securityholder   This Offering     Sale  Offering    to this Offering       Sale  Offering    to This Offering     Sale  Offering
--------------- ---------------- ------- -------- ----------------------- ------- --------- -------------------- -------- ---------
                                                                                            No. of
                                                                                            Shares
                                                  No. of       % of                         of         % of
                No. of   % of                     Depositary   Depositary                   Preferred  Preferred
                Shares   Shares                   Shares       Shares                       Stock      Stock
--------------- ---------------- ------- -------- ----------- ----------- ------- --------- ---------- --------- -------- ---------
UBS Warburg LLC   3,141         *  3,141     0          0          *          0        0         0            *       0        0
(formerly
Warburg Dillon
Read LLC) (1)
---------------- -------- ------- ------- -------- ------------ ---------- -------- -------- ---------- --------- -------- ---------
Total             3,141         *  3,141     0          0          *          0        0         0            *       0        0
---------------- -------- ------- ------- -------- ------------ ---------- -------- -------- ---------- --------- -------- ---------

(1) The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning Warburg Dillon Read LLC in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

                 THE DATE OF THIS SUPPLEMENT IS FEBRUARY 2, 2001